FOR IMMEDIATE RELEASE

CONTACT: Brian Dickman

Chief Financial Officer

(248) 737-4190

AGREE REALTY ANNOUNCES $250 MILLION
SENIOR UNSECURED CREDIT FACILITIES

FARMINGTON HILLS, MI (July 17, 2014) - Agree Realty Corporation (NYSE: ADC) today announced that it recently entered into a $250 million senior unsecured Revolving Credit and Term Loan Agreement (the “Agreement”) covering three senior unsecured credit facilities:

•	A $150 million unsecured revolving credit facility (the “Revolver”) due July 21, 2018 with an additional one-year extension option at the Company’s election. Borrowings under the Revolver will initially be priced at LIBOR plus 135 basis points. The Revolver replaces the Company’s existing $85 million revolving credit facility and can be expanded to $250 million though an accordion feature.

•	A $65 million seven-year unsecured term loan facility (the “New Term Loan”) due July 21, 2021. Borrowings under the New Term Loan will initially be priced at LIBOR plus 165 basis points. The Company has entered into an interest rate swap to fix LIBOR at 2.09% until maturity, implying an all-in interest rate of 3.74% at closing.

•	Additionally, conforming changes were made to certain terms and conditions of the Company’s existing $35 million term loan facility (the “Existing Term Loan”) as part of the Agreement. The maturity date remains September 29, 2020 and the current all-in interest rate remains 3.85%.

“We are extremely pleased to announce this financing,” said Joey Agree, Chief Executive Officer of Agree Realty. “We greatly appreciate the strong support of the many leading financial institutions that continue to play an integral part in the continued evolution of our Company. We remain focused on strategically deploying capital into high-quality net lease assets through our three external growth platforms.”

“This financing further solidifies our robust balance sheet”, added Brian Dickman, Chief Financial Officer of Agree Realty. “The terms of the Agreement reduce the Company’s borrowing costs and extend applicable maturities, while providing increased borrowing capacity and enhanced flexibility as we continue our growth and diversification efforts.”

For the Revolver, PNC Capital Markets LLC and Citigroup Global Markets Inc. acted as Joint Lead Arrangers and Joint Book Managers; Citigroup Global Markets Inc. acted as Syndication Agent; Royal Bank of Canada and U.S. Bank National Association acted as Documentation Agents; and Bank of Montreal (Chicago Branch), Capital One, N.A., and SunTrust Bank were participating lenders.

For the New Term Loan, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. acted as Joint Lead Arrangers and Joint Book Managers; SunTrust Bank acted as Syndication Agent; Capital One, N.A. acted as Documentation Agent; and Raymond James Bank, N.A. was a participating lender.

For the Existing Term Loan, PNC Capital Markets LLC acted as Sole Lead Arranger and Sole Book Manager; BMO Capital Markets acted as Syndication Agent; and SunTrust Bank was a participating lender.

About Agree Realty Corporation

Agree Realty is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 156 properties, located in 34 states and containing approximately 4.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2013. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.